Exhibit 99.1

Semler Reports First Quarter 2021 Financial Results

2021 Q1 HIGHLIGHTS compared to the corresponding period of 2020:

●	Revenues were $13.2 million, an increase of 40%
●	Pre-tax net income of $6.0 million, an increase of $2.5 million, or 74%, compared to $3.5 million
●	Net income was $4.9 million, or $0.73 per basic share and $0.60 per diluted share, compared to $2.7 million, or $0.41 per basic share and $0.33 per diluted share
●	Cash at March 31, 2021 increased to $26.5 million from $11.2 million

Santa Clara, CA – May 3, 2021 – Semler Scientific, Inc. (OTCQB: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months ended March 31, 2021.

"Our intent is for the use of QuantaFlo® to become the standard of care for peripheral arterial disease (PAD) testing," said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “We are seeing growing awareness among primary care practitioners of the importance of prevention for their patients with PAD.”

FINANCIAL RESULTS

For the quarter ended March 31, 2021, compared to the quarter ended March 31, 2020, Semler Scientific reported:

●	Revenues of $13.2 million, an increase of $3.8 million, or 40%, compared to $9.4 million
●	Cost of revenues of $1.6 million, an increase of $0.7 million, or 86%, compared to $0.9 million. As a percentage of revenues, cost of revenues was 12%, compared to 9%
●	Total operating expenses, which includes cost of revenues, of $7.2 million, an increase of $1.2 million, or 20%, compared to $6.0 million
●	Pre-tax net income of $6.0 million, an increase of $2.5 million, or 74%, compared to $3.5 million
●	Net income of $4.9 million, or $0.73 per basic share and $0.60 per diluted share, an increase of $2.2 million, or 82%, compared to $2.7 million, or $0.41 per basic share and $0.33 per diluted share. As a percentage of revenues, net income was 37% compared to 28%
●	Cash of $26.5 million, an increase of $15.3 million, compared to $11.2 million

FIRST QUARTER 2021 MAJOR ACCOMPLISHMENTS

Among the achievements during the first quarter of 2021 were:

1.	Highest quarterly revenues since inception of the company.
2.	Consecutive quarterly profitability since the fourth quarter of 2017.
3.	Cash position increased to $26.5 million.

The company’s two largest customers comprised 38.3% and 30.4% of quarterly revenues.

In the first quarter of 2021 compared to the corresponding period of 2020, fixed fee license revenues were approximately $7.2 million, an increase of $0.7 million, or 11% compared to $6.5 million; variable fee license revenues were approximately $5.7 million, an increase of $3.0 million, or 109% compared to $2.7 million; and other product sales were were unchanged at $0.3 million.

In 2021, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business. It is the company’s intent to grow annual revenues at a faster rate than annual expenses and to remain profitable.

OTHER SUBSEQUENT EVENTS

In April 2021, Semler Scientific entered into an exclusive marketing and distribution agreement for the United States, including Puerto Rico, except for selected accounts, with one of the companies in which it made a private investment in 2020. Under this distribution agreement, Semler Scientific agreed to purchase $2.0 million of product inventory.

Additionally, in April 2021, Semler Scientific exercised its option to “put” shares of one of its private company investments back to the sellers in exchange for the shares of Semler Scientific common stock originally issued to the sellers. Following this transfer, Semler Scientific holds only the shares of preferred stock acquired in December 2020.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the first quarter ended March 31, 2021 as well as provide a business update on the company’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10155556/e779a2c07c. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended March 31,
	2021	2020

Revenues	$13,183	$9,430

Operating expenses:
Cost of revenues	1,579	850
Engineering and product development	693	842
Sales and marketing	2,816	2,695
General and administrative	2,076	1,591

Total operating expenses	7,164	5,978

Income from operations	6,019	3,452

Interest income	3	2
Other (expense)	(2)	(4)

Other income (expense)	1	(2)

Pre-tax net income	$6,020	$3,450

Income tax provision	$1,143	$777

Net income	$4,877	$2,673

Net income per share:
Basic	$0.73	$0.41
Diluted	$0.60	$0.33

Weighted average number of shares used in computing income per share:
Basic	6,710,990	6,533,369
Diluted	8,169,375	8,065,813

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At March 31,	At December 31,
	2021	2020
	Unaudited

Cash	$26,478	$22,079
Other current assets	6,807	4,524
Noncurrent assets	7,361	8,036
Total assets	40,646	34,639

Current liabilities	5,073	4,514
Noncurrent liabilities	305	332
Stockholders’ equity	35,268	29,793

Total liabilities and stockholders' equity	$40,646	$34,639

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product, in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding continued profitability and cash generation from operations, the relative rate of revenue and expenses growth and ability to remain profitable, as well as increased spending, in addition to statements about the benefits of its service on patient outcomes and future expansion of its customer base. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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